SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement      [ ]  Confidential, for Use of the
                                          Commission Only (as permitted
                                          by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      SMTEK International, Inc.
             ----------------------------------------------
            (Name of Registrant as Specified in Its Charter)

             ----------------------------------------------
               (Name of Person(s) Filing Proxy Statement,
                if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [x] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

        -------------------------------------------------------------

    (5) Total fee paid:

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 [ ] Fee paid previously with preliminary materials:

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 [ ] Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement no.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                           PRELIMINARY COPY

                        SMTEK INTERNATIONAL, INC.
                           2151 Anchor Court
                        Thousand Oaks, CA  91320
                             (805) 376-2595

DEAR FELLOW STOCKHOLDER,

      I am pleased to invite you to a special meeting of the stockholders of SMTEK International, Inc., (the "Company") which will be held at 10:00 a.m. Pacific time on May 20, 1999, at the Company's corporate offices located at 2151 Anchor Court, Thousand Oaks,
California 91320.

      At this meeting, stockholders will be asked to approve the following proposals:

   1. The sale to TMW Enterprises Inc. or an affiliate thereof (collectively hereinafter referred to as "TMW") of between 9,000,000 shares and 11,250,000 shares of the Company's Common Stock for an aggregate price of $4.5 million (the exact number of shares will be determined based on the share price preceding the closing date). TMW is controlled by Thomas M. Wheeler, the Company's largest stockholder.

   2. Adoption of a proposed amendment to the Company's Certificate of Incorporation that would effect a reverse split of the Company's Common Stock of 1 share for each 20 shares that are currently outstanding and that would reduce the authorized capital stock of the Company to 3,750,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $1.00 per share.

      PURPOSES OF THE COMMON STOCK SALE: The sale of Common Stock to TMW for $4.5 million will substantially strengthen the Company's balance sheet by increasing stockholders' equity and cash reserves, which will increase the Company's working capital to enable more rapid growth. Furthermore, because the Company plans to use a portion of the proceeds from this stock sale to retire debt, an added benefit is that the Company's interest expense will be reduced, which will increase overall profitability.

      PURPOSES OF THE REVERSE STOCK SPLIT: We believe that the 1-for-20 reverse stock split may stimulate greater interest in the Company's Common Stock by the financial community and the investing public, and that such increased interest could promote greater liquidity for the Company's stockholders and could enhance the Company's flexibility in its future financing and capitalization needs.

      We believe the adoption of these two proposals, taken together, will have a very favorable impact on the Company's capital structure, which should enhance the Company's ability to grow and increase stockholder value.

      Detailed information on both of these proposals is contained in the accompanying proxy statement.

      I urge you to vote FOR the sale of Common Stock to TMW, and FOR the 1-for-20 reverse stock split. Please complete the accompanying proxy card and return it in the envelope provided as soon as possible. Thank you.
                                  Sincerely,

                                  Gregory L. Horton
                                  President and Chief Executive Officer

                          PRELIMINARY COPY

                       SMTEK INTERNATIONAL, INC.
                           2151 Anchor Court
                        Thousand Oaks, CA  91320
                             (805) 376-2595

                NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD MAY 20, 1999

A Special Meeting of Stockholders of SMTEK International, Inc.
(the "Company"), a Delaware corporation, will be held at the offices of the Company located at 2151 Anchor Court, Thousand Oaks, California 91320, at 10:00 a.m., local time, on May 20, 1999, to consider and vote on the following matters:

1. A proposal to approve the sale of a maximum of 11,250,000 shares and a minimum of 9,000,000 shares of the Company's Common Stock to TMW Enterprises, Inc. or an affiliate thereof for an aggregate price of $4.5 million. TMW is controlled by Thomas M. Wheeler, the Company's largest stockholder.

2. A proposal to amend the Company's Certificate of Incorporation to effect a reverse split of the Company's Common Stock of 1 share for each 20 shares that are currently outstanding and to reduce the authorized capital stock of the Company to 3,750,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $1.00 per share (the "Reverse Stock Split").

      The Board of Directors of the Company has fixed April 12, 1999 as the record date for the Special Meeting. You must have been a holder of Common Stock of record at the close of business on that date to be entitled to receive notice of and to vote at the Special Meeting. The presence in person or by proxy of a majority of the outstanding shares of Common Stock of the Company will constitute a quorum for the conduct of business at the Special Meeting. The affirmative vote of a majority of the votes cast by the holders of the Company's Common Stock is required to approve the sale of the shares, and the affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Reverse Stock Split.

      Management sincerely hopes that you will attend the meeting. However, whether you attend or not, please fill in, date, and sign the enclosed form of proxy and mail it to the Company. Prompt return of your proxy in the envelope enclosed for that purpose will save us expenses involved in further communication. Your proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. You may revoke the proxy at the meeting by notifying the Secretary in writing prior to the voting of the proxy.

                                    By Order of the Board of Directors

                                    Richard K. Vitelle
                                    Vice President and Secretary
Thousand Oaks, California
April 20, 1999

                             PRELIMINARY COPY

                              PROXY STATEMENT

                         SMTEK INTERNATIONAL, INC.
                      SPECIAL MEETING OF STOCKHOLDERS
                        To be held on May 20, 1999
                        __________________________

INFORMATION ABOUT THE COMPANY

     The Company is an independent provider of electronic manufacturing services ("EMS") to original equipment manufacturers in the computer, telecommunications, instrumentation, medical, industrial and aerospace industries. The Company also fabricates printed circuit boards ("PCBs") for use primarily in the computer, communications and instrumentation industries. Its EMS facilities are located in Southern California, Florida and Northern Ireland. Its PCB facilities are located in Northern Ireland and primarily serve customers in Western Europe.

MATTERS TO BE CONSIDERED

      At the 1999 Special Meeting, you will be asked to consider and vote upon:

 (1) A proposal to approve the sale of a maximum of 11,250,000 shares and a minimum of 9,000,000 shares of Common Stock to TMW Enterprises Inc. or an affiliate thereof (collectively hereinafter referred to as "TMW") for an aggregate price of $4.5 million pursuant to a Stock Subscription Agreement dated as of March 4, 1999 between the Company and TMW Enterprises Inc. A copy of the Agreement is attached hereto as Appendix A. TMW is controlled by Thomas M. Wheeler, who is presently the Company's largest stockholder.

 (2) A proposal to amend the Company's Certificate of Incorporation to effect a reverse split of the Company's Common Stock of 1 share for each 20 shares that are currently outstanding and to reduce the authorized capital stock of the Company to 3,750,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value of $1.00 per share.

INFORMATION ABOUT THIS PROXY STATEMENT

      We sent you this proxy statement and the enclosed proxy card because the Company's Board of Directors is soliciting your proxy to vote your shares at the Special Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and which is designed to assist you in voting your shares. On April 20, 1999, we began mailing these proxy materials to all stockholders of record at the close of business on April 12, 1999.

INFORMATION ABOUT VOTING

      Stockholders can vote on matters presented at the Special
Meeting in two ways:

          BY PROXY -- You can vote by signing, dating and returning the enclosed proxy card. If you do this, the individuals named on the card (your "proxies") will vote your shares in the manner you indicate. You may specify on your proxy card whether your shares should be voted for or against the sale of Common Stock to TMW, and for or against the reverse stock split. If you do not indicate instructions on the card, your shares will be voted FOR the Reverse Stock Split proposal, but will not count as a vote for or against the sale of shares to TMW.

          IN PERSON -- You may come to the Special Meeting and cast your vote there.

      Abstentions will have the same effect as votes against the proposal for the Reverse Stock Split, but will be treated as not voted for purposes of determining approval of the sale of the Common Stock to TMW.

      You may revoke your proxy at any time before it is exercised by sending a written notice of revocation to the Company's Secretary, Richard K. Vitelle, by providing a later dated proxy or by voting in person at the meeting.

      We are mailing this solicitation by mail, but it may also be made in person by the Company's officers and employees. The Company will bear the entire cost of soliciting the proxies, none of whom will be specially compensated. The Company will also reimburse banks, brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses in forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

      Each share of the Company's Common Stock is entitled to one vote. As of April 12, 1999 there were 34,088,128 shares of Common
Stock outstanding.

QUORUM REQUIREMENT

      A quorum of stockholders is necessary to hold a valid meeting. If stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

INFORMATION ABOUT VOTES NECESSARY FOR ACTION TO BE TAKEN

      Approval of the proposal to sell shares of Common Stock to TMW requires an affirmative vote of the majority of the votes cast on the matter. Approval of the proposal for the Reverse Stock Split requires an affirmative vote of a majority of all outstanding shares of the Common Stock. Abstentions will have the same effect as votes against the proposal for the Reverse Stock Split, but will be treated as not voted for purposes of determining approval of the sale of the Common Stock to TMW.


STOCKHOLDER PROPOSALS

      Stockholders who wish to include proposals in the upcoming proxy statement for action at the Company's 1999 annual meeting of stockholders to be held in November 1999 must cause their proposals to be received in writing at the Company's principal executive office (2151 Anchor Court, Thousand Oaks, California 91320) no later than June 23, 1999. Such proposals should be addressed to the Company's Secretary and may be included in the proxy statement for the 1999 annual meeting if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. Use of certified mail is suggested.

OTHER MATTERS

      The Board of Directors does not know of any other matter which will be presented at the Special Meeting other than the proposals discussed in this proxy statement. However, if any other matter properly comes before the Special Meeting, your proxies will act on such proposal in their discretion.



          THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 20, 1999.


                        _______________________

            The date of this Proxy Statement is April 20, 1999.
                       _________________________



PROPOSAL ONE - SALE OF SHARES TO TMW

Description of the Transaction

      The Company is proposing to sell to TMW a maximum of 11,250,000 shares and a minimum of 9,000,000 shares of the Company's Common Stock for an aggregate price of $4.5 million. The exact number of shares sold will be determined by dividing the aggregate price of $4.5 million by the per share price, subject to a "collar." The per share price will be equal to the average of the last sales prices of the Company's Common Stock on the New York Stock Exchange ("NYSE") on the ten consecutive trading days immediately preceding the closing date, subject to a collar consisting of a minimum value of $.40 per share and a maximum value of $.50 per share.

      TMW would pay for the shares in cash at the closing. The shares would be "restricted securities" as defined in the Securities Act of 1933 and could not be resold except in accordance with the provisions of Securities and Exchange Commission Rule 144. The Company would provide registration rights for the registration of the shares in the next registration statement filed by the Company with the SEC that would permit inclusion of the shares issued to TMW in this transaction.

      The Company intends to use the proceeds from the sale of the shares to TMW to reduce debt and for general corporate purposes.

Background and Interests of Certain Persons in the Transaction

      TMW Enterprises Inc. is a Delaware corporation that is controlled by Thomas M. Wheeler, who is presently the Company's largest stockholder. In addition, Oscar B. Marx, III, a member of the Company's board of directors, is also on the board of directors of TMW Enterprises Inc. and serves as President and Chief Executive Officer of that company.

      On June 30, 1997, the Company borrowed $2 million from Thomas M. Wheeler under a note payable bearing 8% interest. The note is scheduled to mature on October 31, 1999 and is secured by a pledge of the Common Stock of SMTEK, Inc., a subsidiary of the Company. As part of the note transaction, the Company agreed that it would use its best efforts to cause the election of two persons selected by Mr. Wheeler to the Company's Board of Directors. Those seats were initially filled by Mr. Wheeler and Ms. Charlene Gondek. At the Company's Annual Meeting held November 18, 1998, Oscar B. Marx, III was elected by the stockholders for the board position that had been held by Mr. Wheeler.

      Although the Company's financial condition has improved over the past several years, the Company believes that its ability to grow, both internally and through acquisitions, has been impaired because it has a high debt level in relation to its stockholders' equity and net tangible assets. Based on discussions with investment bankers, management determined that at the present time the Company is not a viable candidate for a secondary public offering, in part because of its relatively low stock price. Furthermore, management determined through discussions with various potential investors that a private equity placement with an unaffiliated party would in all likelihood require the stock to be issued at a substantial discount to the prevailing market price, which would dilute existing stockholders.

      In early 1999, the Company's management held discussions with TMW Enterprises Inc. concerning a potential private placement sale of Common Stock to strengthen the Company's capital structure. These discussions culminated on March 4, 1999, when the parties reached agreement and entered into the Stock Subscription Agreement whereby, subject to the approval of the Company's Board of Directors and stockholders, TMW would purchase between 9,000,000 and 11,250,000 shares of the Company's Common Stock for an aggregate price of $4.5 million, representing a minimum per share price of $.40 and a maximum per share price of $.50. As a point of reference, the average closing price of the Company's Common Stock on the NYSE was $.397 on the 10 trading days immediately preceding the date that the Stock Subscription Agreement was entered into. The Stock Subscription Agreement is attached to this Proxy Statement as Appendix A.

      Also on March 4, 1999, the Company's Board of Directors approved the Stock Subscription Agreement between the Company and TMW Enterprises Inc. Mr. Marx, a director of the Company who is affiliated with TMW Enterprises Inc., as described above, abstained from the vote. The Board of Directors' decision was motivated by the desire to reduce the Company's debt and strengthen the Company's balance sheet, and to have sufficient cash resources to pursue strategic acquisitions. Among the matters considered by the Board of Directors in approving the Stock Subscription Agreement were: the need to strengthen the Company's balance sheet to improve its ability to market its services to key OEM customers; the beneficial impact on the Company's balance sheet and debt-to-equity ratio from using a portion of the proceeds to retire debt; the limited availability to the Company of alternative equity financing; the market price of the Company's Common Stock; and the Company's status in meeting the requirements of the NYSE for continued listing of the Company's Common Stock. The Board of Directors relied upon its own assessment of the value of the Company's Common Stock as reflected in its recent market price and trading volume together with the restricted status of the shares to be issued to TMW (considered in conjunction with the registration rights) and did not seek an independent valuation.

Effects of the Transaction

      Following this transaction, the Company's stockholders' equity would increase from $8,062,000 to $12,562,000 (based on the actual stockholders' equity balance as of December 31, 1998).

      A further result of the proposed stock sale would be that, assuming sale of the maximum number of shares (11,250,000) and that no other shares of the Company's Common Stock are sold to anyone, and without giving effect to the Reverse Stock Split that is also being proposed at this meeting, the Company would have outstanding a total of approximately 45,338,000 shares, of which approximately 17,636,000, or approximately 39% of the total outstanding shares, would be aggregately held by Thomas
M. Wheeler and TMW. As a result of this increased ownership, and because the Company's Certificate of Incorporation permits stockholders to cumulate their votes for the election of directors, Mr. Wheeler and his affiliates would have greater voting power. Such voting power could give Mr. Wheeler a greater ability to influence the policies of management and to increase his representation on the Company's Board of Directors.

      By virtue of its ownership of the shares proposed to be sold to it, TMW would be considered an affiliate and a control person as defined under the Securities Exchange Act of 1934. As a result of that status, TMW, like Thomas M. Wheeler, would be required to file statements of ownership with the SEC, the NYSE and the Company, reflecting its initial ownership and any changes in ownership. In addition, TMW would be subject to the "short-swing profit" rules of Section 16(b) of the Securities Exchange Act of 1934 and may be considered part of a "group" for reporting purposes under SEC regulations.

Principal Stockholders

      The following table sets forth 1) as of February 28, 1999 and 2) upon completion of the sale of the maximum number of shares (11,250,000) to TMW, the number of shares and percentage of outstanding Common Stock known by the Company to be beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted, shares are held with sole voting and investment power. Holdings include, where applicable, shares held by spouses and minor children, including shares held in trust.

                                           AFTER SALE
                                           OF MAXIMUM
                                             SHARES
                                      -------------------
NAME AND ADDRESS           NO.        PERCENT       NO.       PERCENT
OF BENEFICIAL OWNER *     SHARES      OF CLASS     SHARES     OF CLASS
                          ------      --------     ------     --------

Thomas M. Wheeler        6,386,254      18.7%    6,386,254   14.1% (1)
801 W. Big Beaver Road
Suite 201
Troy, Michigan  48084

TMW                          --          --     11,250,000   24.8% (1)
801 W. Big Beaver
Suite 201
Troy, Michigan 48084

Charlene A. Gondek       1,802,498 (2)   5.3%    1,802,498    4.0%

Gregory L. Horton        1,321,666 (3)   3.9%    1,321,666    2.9%

James P. Burgess            30,000        **        30,000     **

Bruce E. Kanter             40,000 (4)    **        40,000     **

Oscar B. Marx, III           --           --          --       --

Richard K. Vitelle         327,566 (5)    **       327,566    **


George R. Weatherford      150,840 (6)    **       150,840    **

Directors and Executive
Officers as a Group (7
persons)                 3,672,570 (7)  10.8%    3,672,570    8.1%

_________

* Except as otherwise noted, the address for each beneficial owner is c/o SMTEK International, Inc., 2151 Anchor Court, Thousand Oaks, CA 91320.

**    Represents less than 1% of the outstanding shares.

      (1) In the event of a sale of the minimum number of shares (9,000,000), the combined percent of class owned by TMW and Mr. Wheeler would be 35.7%. In the event of a sale of the maximum number of shares (11,250,000), the combined percent of class owned by TMW and Mr. Wheeler would be 38.9%.

      (2)  Includes 60,000 shares underlying exercisable options.

      (3)  Includes 396,666 shares underlying exercisable options.

      (4) Held in a trust created by Mr. Kanter's father, of which Mr. Kanter is the beneficiary.

      (5)  Includes 301,666 shares underlying exercisable options.

      (6)  Includes 97,280 shares underlying exercisable options.

      (7)  Includes 855,612 shares underlying exercisable options.


THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE SALE OF COMMON STOCK TO TMW ENTERPRISES, INC. OR AN AFFILIATE THEREOF.


PROPOSAL TWO - REVERSE STOCK SPLIT

      On March 4, 1999, the Board of Directors adopted a resolution to authorize a 1-for-20 reverse stock split of the Company's outstanding shares of Common Stock (the "Reverse Stock Split").

      The Reverse Stock Split will be effected by an amendment of the Company's Certificate of Incorporation.

Purposes of the Proposed Reverse Stock Split

      The Company believes that the proposed Reverse Stock Split may have several positive effects on the Company and on the market for its Common Stock and other securities.

      REDUCTION IN THE NUMBER OF OUTSTANDING SHARES. The principal purpose of the Reverse Stock Split is to reduce the number of authorized and outstanding shares of the Company's Common Stock. We believe that the total number of shares currently outstanding is disproportionately large relative to the Company's present market capitalization.

      SHARE PRICE AND LIQUIDITY ISSUES. We believe that the relatively low current market price per share of the Company's Common Stock may impair the acceptability of the Common Stock to institutional investors and other members of the investing public. We also believe that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Stock Split, without any material alteration of the proportionate economic interest in the Company held by individual stockholders, may result in a trading price of the Common Stock which is more appropriate for the Company. We further believe that a higher stock price may encourage greater interest in the Company's Common Stock by the financial community and the investing public, and that such increased interest could promote greater liquidity for the Company's stockholders and could enhance the Company's flexibility in its future financing and capitalization needs. It is possible, however, that liquidity could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. In addition, any increase in the market price of the Company's Common Stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding. We cannot assume that the foregoing effects will occur, that the market price of the Company's Common Stock will approximate 20 times the market price before the proposed Reverse Stock Split, or that the market price immediately after implementation of the proposed Reverse Stock Split will be maintained for any period of time.

Effect of the Reverse Stock Split

      We will file an amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware on a date (the "Reverse Split Date") selected by the Board in its sole discretion (but in any event not later than December 31, 1999). The Reverse Stock Split would be effective at 5:00 p.m. Eastern Time, on the Reverse Split Date. Even if we receive sufficient votes approving the Reverse Stock Split, if, for any reason, the Board of Directors deems it advisable to do so, we may abandon the Reverse Stock Split at any time prior to filing the Certificate of Amendment with the Secretary of State of the State of Delaware.

      Upon the filing of the Certificate of Amendment, and without further action by the stockholders of the Company, shares of the Company's Common Stock held by stockholders of record as of the Reverse Split Date will be converted into the right to receive an amount of whole shares of new (post-split) Common Stock equal to the number of pre-split shares divided by 20. Article Two of the Company's Certificate of Incorporation currently authorizes the Company to issue up to 75,000,000 shares of Common Stock. As a result of the Reverse Stock Split, the Company's authorized shares will automatically be reduced from 75,000,000 to 3,750,000.

      The Company's Common Stock is quoted on the NYSE. There were approximately 4,000 holders of the Company's Common Stock on the Record Date.

      As of the Record Date, the number of issued and outstanding shares of Company's Common Stock was 34,088,128. As a result of the Reverse Stock Split, the aggregate number of shares of Company Common Stock that would be issued and outstanding would be approximately 1,704,000, and approximately 2,046,000 shares would be authorized and unissued. In addition, the Company will continue to have 1,000,000 authorized and unissued shares of Preferred Stock. Giving effect to the sale of the maximum number of shares of the Common Stock to TMW (11,250,000 pre-reverse split shares), which is also proposed in this proxy statement, the aggregate number of shares of Common Stock that would be issued and outstanding after the Reverse Stock Split would be approximately 2,267,000, and 1,483,000 shares would be authorized and unissued.

Number of shares   Immediately Prior                    After Sale of
of Common Stock      to Reverse        After Reverse   Maximum Number
  of Company         Stock Split       Stock Split    of Shares to TMW
----------------   -----------------   -------------  ----------------

Authorized            75,000,000        3,750,000         3,750,000

Outstanding           34,088,000        1,704,000         2,267,000

Preferred Stock
 (Authorized and
  unissued)            1,000,000        1,000,000         1,000,000


      The proposed Reverse Stock Split will not affect any stockholder's proportionate interest in the Company, except for those stockholders who would receive cash in lieu of fractional shares, as described below. The shares of Common Stock that would be issued upon approval of the Reverse Stock Split would be fully paid and nonassessable. The voting rights and other privileges of the continuing holders of the Company's Common Stock would not be affected substantially by adoption of the Reverse Stock Split or the subsequent implementation thereof.

      The Reverse Stock Split will not affect the Company's accumulated deficit, and stockholders' equity will remain substantially unchanged. Outstanding stock options, warrants and the conversion price of convertible subordinated debentures will be adjusted to reflect the ratio of the Reverse Stock Split, if such transaction is effected.

Treatment of Fractional Shares

      We will not issue any certificates or scrip representing fractional shares of Common Stock to stockholders because of the Reverse Stock Split. Rather, each stockholder who would otherwise receive a fractional share of Common Stock as a result of the Reverse Stock Split will receive, in lieu of such fractional share interest, an amount of cash equal to the average of the last sale prices of the Common Stock, as reported in the NYSE consolidated reporting system for the five trading days immediately prior to, and including, the effective date of the Reverse Stock Split multiplied by the number of shares of Common Stock held by such holder that would otherwise have been exchanged for each fractional share. The Company believes that the cost of purchasing such fractional shares will not be material.

Other Effects of the Reverse Stock Split

       The Reverse Stock Split is likely to result in some stockholders owning "odd-lots" of less than 100 shares of Common
Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transaction on "round-lots" of even multiples of 100 shares.

      Stockholders have no right under Delaware law or under the Company's Certificate of Incorporation or By-laws to dissent to the Reverse Stock Split.

Exchange of Stock Certificates

       When the Reverse Stock Split is consummated, as soon as practicable after the Reverse Split Date, we will send a letter of transmittal to each stockholder of record on the Reverse Split Date for use in transmitting certificates representing shares of Company's Common Stock (the "Prior Certificates") to the Company's transfer agent, American Stock Transfer & Trust Co. (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of the Prior Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of post-reverse split Common Stock and cash in lieu of any fractional share. No new certificates will be issued to a stockholder until such stockholder has surrendered all Prior Certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

      Upon proper completion and execution of the letter of transmittal and its return to the Exchange Agent, together with all Prior Certificates, stockholders will receive a new certificate or certificates representing the number of whole shares of Common Stock into which their shares of Common Stock represented by the Prior Certificates have been converted. Until their surrender, the outstanding Prior Certificates will be deemed for all purposes to represent the number of whole shares of Company's Common Stock to which such stockholders are entitled to receive as a result of the Reverse Stock Split. You should not send your Prior Certificates to the Exchange Agent until you have received the letter of transmittal. Shares not presented for surrender as soon as practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

      The Company will pay all the expenses in connection with the exchange of certificates. No service charges will be payable by holders of shares of Company's Common Stock.

Federal Income Tax Consequences

      The following discussion summarizes the material anticipated Federal income tax consequences of the Reverse Stock Split to stockholders of the Company. This summary is based on the Federal income tax laws now in effect and as currently interpreted. The summary does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect, and does not address consequences of the Reverse Stock Split under state, local or foreign tax laws. This summary is provided for general information only and does not address all aspects of the possible Federal income tax consequences of the Reverse Stock Split and is not intended as tax advice to any person. In particular, and without limitation, this summary does not consider the Federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to particular stockholders subject to special treatment under the Federal income tax laws such as foreign taxpayers, life insurance companies and regulated investment companies. YOU SHOULD CONSULT Y0UR OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT. We are not obtaining an opinion of counsel or any ruling from the Internal Revenue Service regarding the Federal income tax consequences to the stockholders of the Company as a result of the Reverse Stock Split.

      We believe that the Reverse Stock Split would be a tax-free recapitalization to the Company and its stockholders. If the Reverse Stock Split qualifies as a recapitalization described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), then: (i) no gain or loss will be recognized by holders of the Company's Common Stock who exchange their shares of Common Stock for new, post-reverse split shares, except that holders of pre-reverse split Common Stock who receive cash proceeds from the sale of fractional shares of Common Stock will recognize gain or loss equal to the difference, if any, between such proceeds and the basis of their Common Stock allocated to their fractional share interests, and such gain or loss, if any, will constitute capital gain or loss if their fractional share interests are held as capital assets at the time of their sale, (ii) the tax basis of the new, post-reverse split Common Stock received by holders of old, pre-reverse split shares will be the same as the tax basis of the old, pre-reverse split shares exchanged therefor, and (iii) the holding period of the new post-reverse split shares in the hands of the holders of such shares will include the holding period of their old, pre-reverse split shares exchanged therefor, provided that such shares were held as a capital asset immediately prior to the exchange.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE REVERSE STOCK SPLIT.

                                    By order of the Board of Directors



                                    Richard K. Vitelle
                                    Vice President and Secretary
Thousand Oaks, California
April 20, 1999

                                                          APPENDIX A

                       STOCK SUBSCRIPTION AGREEMENT
                         SMTEK INTERNATIONAL, INC.


            The undersigned, TMW Enterprises Inc., a Delaware corporation, hereby subscribes to purchase, either directly for its own account or indirectly through an affiliated company (both TMW Enterprises Inc. and its affiliate collectively referred to herein as "TMW"), for $4,500,000 a certain number of shares of common stock, $.01 par value of SMTEK International, Inc. ("SMTEK") upon the following terms and conditions:

            1. Number of Shares. The number of shares of SMTEK common stock to be issued to TMW pursuant to this Agreement is equal to $4,500,000 divided by the Per Share Price. The "Per Share Price" is the average of the last sales price of SMTEK's common stock on the New York Stock Exchange ("NYSE") on the ten consecutive Trading Days immediately preceding the Closing Date (as that term is defined below), subject to a collar consisting of a minimum value of $0.40 per share and a maximum value of $0.50 per share. A "Trading Day" is any day on which SMTEK stock is actually sold on the NYSE. The number of common stock shares as determined by this formula is hereinafter referred to as the "Shares".

            2. Board and Stockholder Approval. This Agreement will be subject to approval by the Board of Directors of SMTEK. SMTEK agrees that it will promptly present this Agreement to its Board of Directors. In addition, under the rules of the NYSE, by virtue of TMW's position as a substantial beneficial security holder of SMTEK, the sale and purchase contemplated hereby will require, and is conditioned upon, the favorable vote of the stockholders of SMTEK at a stockholders meeting duly called and held. Upon board approval, SMTEK will proceed promptly to call a stockholders meeting for that purpose, along with such other purposes as may be appropriate in the judgment of management.

            3. Closing. The closing shall be scheduled for the first business day following a favorable vote at the stockholders meeting (the "Closing Date"). On the Closing Date, TMW shall make payment in immediately available funds for the Shares and SMTEK shall issue or cause to be issued by its transfer agent a stock certificate evidencing TMW's ownership of the Shares.

            4. Securities Laws Exemptions. The offer and sale of securities contemplated hereby is intended to be exempt from the registration requirements of the federal and state securities laws by virtue of Section 4(2) of the Securities Act of 1933, as amended (the "Act"), and other exemptions available for non-public sales to accredited investors. In connection with its purchase of the Shares, TMW shall provide to SMTEK the appropriate investment representations as reasonably required by SMTEK's counsel to evidence that TMW is buying the Shares for investment and not resale, that TMW has been provided with full access to material information concerning SMTEK and that TMW is able to bear the risks involved in a further investment in the Shares.

            5. Restricted Securities. The Shares will be "restricted securities" as defined in the Act and, unless registered for resale, must be held by TMW and may not be resold except in compliance with the resale requirements of SEC Rule 144.

            6. Use of Proceeds. The parties acknowledge that it is SMTEK's intention to use the proceeds from the sale of Shares for the reduction of SMTEK's corporate debt and for general corporate purposes.

            7. Piggyback Registration Rights. TMW shall have Piggyback registration rights for the registration of the Shares in the next registration statement filed by SMTEK with the Securities and Exchange Commission that would permit the inclusion of the Shares.
The parties agree to execute such separate Registration Rights Agreement, containing the customary provisions concerning registration and indemnification, as recommended by counsel.

            8. Compliance with Laws. The parties agree to cooperate with each other with respect to compliance with all laws applicable to this transaction and to execute such further agreements, instruments, representations, and documents as may be reasonably required in order to evidence such compliance.

            9. Expiration. The subscription represented hereby shall expire on June 30, 1999 if SMTEK has not obtained the necessary approvals from its board of directors, stockholders and any regulatory bodies.

            Signed this 4th day of March, 1999, by the undersigned duly authorized officers.



SMTEK International, Inc.                  TMW Enterprises Inc.

By:   /s/ Gregory L. Horton                By: /s/ Oscar B. Marx, III
      ---------------------                    ----------------------
      Gregory L. Horton                        Oscar B. Marx, III
      President & CEO                          President & CEO

PROXY CARD
SMTEK International, Inc.
Proxy for Special Meeting of Stockholders
May 20, 1999

      THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF
DIRECTORS OF SMTEK INTERNATIONAL, INC.

      The undersigned hereby appoints Mr. Gregory Horton and Mr. Richard K. Vitelle as Proxies (each of them with full power to act without the other), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of common stock of SMTEK International, Inc. (the "Company") held of record by the undersigned on April 12, 1999 at the Special Meeting of Stockholders to be held on May 20, 1999 or at any adjournment thereof.

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Reverse Stock Split (Proposal
2), but will not be voted for or against the sale of common stock
(Proposal 1).

   1. Approval of the sale of Common Stock to TMW Enterprises Inc. or an affiliate thereof:

        FOR [ ]       AGAINST [ ]      ABSTAIN [ ]


   2.   Approval of the 1-for-20 Reverse Stock Split:

        FOR [ ]       AGAINST [ ]      ABSTAIN [ ]


   PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE
   ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL
   MEETING.

   The Board of Directors recommends votes FOR the sale of Common Stock to TMW Enterprises Inc. or an affiliate thereof, and FOR the 1-for-20 Reverse Stock Split.



Signature:                         Date:                   , 1999
          -----------------------       -------------------

   Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.